Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-231987 and 333-186193 on Form S-8 of our reports dated February 26, 2026, relating to the financial statements of Bright Horizons Family Solutions Inc. and the effectiveness of Bright Horizons Family Solutions Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Bright Horizons Family Solutions Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 26, 2026